UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On August 3, 2015, Starwood Property Trust, Inc. (the “Company”), Starwood Property Mortgage Sub-2, L.L.C. (“SPM Sub-2”) and Starwood Property Mortgage Sub-2-A, L.L.C. (“SPM Sub-2-A”), each, an indirect wholly-owned subsidiary of the Company, and Wells Fargo Bank, National Association (“Wells Fargo”) entered into a Fourth Amended and Restated Master Repurchase and Securities Contract (the “Fourth Wells Repurchase Agreement”; and the financing facility provided thereunder, the “Wells Repurchase Facility”), among SPM Sub-2, SPM Sub-2-A and Wells Fargo, which amended and restated the Third Amended and Restated Master Repurchase and Securities Contract among the parties, dated October 23, 2014 (the “Third Wells Repurchase Agreement”). The Fourth Wells Repurchase Agreement amended the terms of the Wells Repurchase Facility as described below.  The Fourth Wells Repurchase Agreement increased the maximum financings available under the Wells Repurchase Facility from $1.25 billion to $1.60 billion.  Advances under the Fourth Wells Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of one-month LIBOR plus a margin of between 1.85% and 5.25% depending on the type of asset being financed. The Company also delivered a Reaffirmation Agreement (the “Reaffirmation Agreement”), which reaffirms the Guarantee and Security Agreement dated October 23, 2014, from the Company to Wells Fargo, and pursuant to which the Company continues to guarantee certain of the obligations of SPM Sub-2 and SPM Sub-2-A under the Fourth Wells Repurchase Agreement up to a maximum liability of 25% of the then-currently outstanding repurchase price of CMBS Assets, and either 25% or 100% of the then-currently outstanding repurchase price of Non-CMBS Assets, depending upon the type of Non-CMBS Asset being financed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD PROPERTY TRUST, INC.

Dated: August 6, 2015	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel